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                                                                      EXHIBIT 14

                                 UNI-MARTS INC.

                                 CODE OF ETHICS

                  Uni-Marts Inc. has always been proud that it has maintained the highest moral and ethical standards, and we believe that our employees, officers and directors are aware of, and share, our commitment to these standards. This Code of Ethics expresses in general terms the standards of conduct that have always been, and continue to be, expected of all employees, officers and directors in their day-to-day activities. This Code is not a comprehensive document intended to address every legal or ethical issue that you might face, but it should be used as a guide and a resource to ensure that we maintain a consistent vision and commitment to a culture of uncompromising honesty and integrity throughout our organization.

                  1.       Applicability.

                           1.1      This Code of Ethics applies to all of our
employees, officers and directors without exception. (Each employee, officer and director of Uni-Marts Inc. and any of its subsidiaries is referred to in this Code as a "covered person.") This Code governs the actions and working relationships of each covered employee with current and potential customers, co-workers, competitors, government agencies, media, stock exchange and stockholders. Each covered person should become familiar with this Code, adhere to the standards and restrictions set forth in this Code, and conduct himself or herself in accordance with this Code in order to avoid even the appearance of impropriety.

                           1.2      Some of the words and phrases in this Code
may be subject to different interpretations, or it may appear that one ethical principle conflicts with another, in certain situations. If you are unsure of the appropriate action, discuss the matter with an appropriate member of management, such as your manager, a member of senior management or the Company's Compliance Officer. Vice President, Internal Audit, has been designated as Uni-Marts' Compliance Officer. You may make your report to the Compliance Officer either in person at his or her office or by letter, email or telephone by directing your report as follows:

                      If by mail:      Mary Ann Miller
                                       Vice President, Internal Audit
                                       Uni-Marts, Inc.
                                       477 East Beaver Ave.
                                       State College, PA 16801

                      If by email:     mmiller@uni-mart.com

                      If by telephone: Mary Ann Miller
                                       Vice President, Internal Audit

                           1.3      This Code does not cover all of the
Company's policies, but supplements other policies set forth in our employee handbook. Each covered person is expected to comply with all of the Company's policies. The fact that particular conduct is not mentioned in this Code of Ethics does not prevent it from being viewed as violating this Code of Ethics.

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                  2.       Compliance with Laws, Rules and Regulations.

                           2.1      Covered persons are expected to obey, and
ensure that the Company obeys, all applicable laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions in which we conduct business (such laws, rules and regulations are referred to in this Code, individually as a "Law" and collectively as the "Laws"). This is true even if your manager or anyone in management has directed otherwise.

                           2.2      While you are not expected to know the full
details of all of the Laws that you and the Company must adhere to, some examples of the types of Laws that the Company is subject to include Laws requiring the Company and its employees to:

                                    2.2.1    maintain a workplace that is free
from discrimination or harassment based on race, color, gender, age, religion, marital status, national origin, sexual orientation, disability, veteran status or other characteristic that is unrelated to the Company's interests or otherwise protected by law;

                                    2.2.2    comply with applicable
environmental, health and safety standards;

                                    2.2.3    support fair competition and laws
prohibiting restraints of trade and other unfair trade practices;

                                    2.2.4    prohibit improper or other
questionable payments (including bribes or kickbacks), gifts, favors or other gratuities to suppliers, customers, government officials or other third parties; and

                                    2.2.5    comply with all applicable federal
and state securities Laws, including Laws prohibiting insider trading. (Covered persons are referred to the Company's Insider Trading Policy for further information regarding this issue.)

                           2.3      If a Law conflicts with a policy in this
Code, you should comply with the Law. If a local custom conflicts with this Code, you must comply with this Code.

                           2.4      If you are unsure about the legal course of
action, you should request guidance from your manager or other member of management.

                  3.       Conflicts of Interest.

                           3.1      Each covered person should avoid any
situation that might lead to a real or apparent conflict of interest between your self-interest and your duties and responsibilities as an employee, officer or director of the Company. A conflict of interest exists whenever your self-interest is inconsistent, or appears to be inconsistent in any way, with the interests of the Company as a whole.

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                           3.2      Although the following list is not
exhaustive, some examples of situation in which a conflict of interest may arise are as follows:

                                    3.2.1    When a covered person takes actions
or has interests that make it difficult to perform work for the Company objectively and effectively.

                                    3.2.2    When a covered person receives
improper personal benefits as a result of the person's position with the Company.

                                    3.2.3    When the Company makes a loan to a
covered person or guarantees an obligation of a covered person.

                                    3.2.4    When a covered person uses
corporate property or nonpublic information gained in his or her employment with the Company for his or her own advantage.

                                    3.2.5    When a covered person competes with
the Company.

                  Any such conflict of interest may also arise as a result of actions taken by, or interests of, a family member of a covered person.

                  4.       Confidentiality.

                           4.1      Nonpublic information regarding the Company,
its businesses, employees, officers, directors, customers or suppliers is confidential. As an employee, officer or director of the Company you are trusted with such confidential information and have acknowledged your agreement to the terms of the Company's Confidentiality of Company Information upon hiring. As defined in the Company's Confidentiality of Company Information letter, you are only to use such confidential information for the business purposes of the Company for which it was intended. Confidential information should not be shared with anyone outside the Company, including family or friends, or other employees who do not need the information to carry out their duties, except when disclosure is authorized by senior management or legally mandated.

                           4.2      Communications about the Company, its
businesses, employees, officers, directors, customers or suppliers with the media, stockholders, or other members of the public must be approved in advance by the Chief Financial Officer.

                  5.       Fair Dealing.

                           5.1      We seek to outperform our competition fairly
and honestly and seek competitive advantages through superior performance of the members of our team. Each covered person is expected to deal fairly with the Company's customers, suppliers, competitors and employees. Stealing proprietary information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. No one should take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

                  6.       Protection and Proper Use of Company Property.

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                           6.1      All covered persons should seek to protect
and preserve the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All assets of the Company should be used only for legitimate business purposes.

                  7.       Public Company Reporting; Whistleblower Procedures.

                           7.1      As a public company, our filings with the
Securities and Exchange Commission (the "SEC") must be full, fair, accurate, timely and include understandable disclosure of information that is required to be made public pursuant to Federal security laws and rules of the applicable exchange commissions. Whether or not you are directly involved in the process of preparing such filings, every covered person is responsible:

                                    7.1.1    if called upon by management to
provide information relevant to such a filing, to assure that the information you provide is complete, fair, and understandable. Such requests for information must be responded to promptly as our filings with the SEC are time-sensitive.

                                    7.1.2    to ensure that the Company's books
and records appropriately reflect our transactions and are posted in accordance with the Company's system of internal controls. Unrecorded or "off the books" funds or entries should not be maintained unless permitted by applicable Law;

                                    7.1.3    to make management aware if you
believe that any of our public reports is inaccurate or fails to fairly reflect what is happening at the Company.

                           7.2      Because of the importance of this issue, the
Audit Committee of the Board of Directors has been charged with responsibility for ensuring that every employee has a means of reporting, anonymously and confidentially, any concerns about the manner in which the Company's financial statements or public reports are prepared, the sufficiency of its internal financial controls, the honesty or competence of its financial management or independent auditors or any other matter regarding any accounting or auditing matters. Procedures for such reporting are set forth in the Company's Whistleblower Policy that is part of the Employee Handbook. We will not tolerate retaliation against any person who reports potential issues to the Audit Committee in good faith.

                  8. Covering Up Mistakes; Falsifying Records; Retention of Business Records.

                           8.1      Falsification of any Company, customer or
third party record is prohibited. Mistakes should not be covered up, but should be immediately and fully disclosed and corrected.

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                           8.2      Company records must be maintained for the
periods specified in the Company Records Retention Policy. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request, be discarded or destroyed, regardless of the periods specified in the Records Retention Policy. In addition, you should never destroy, alter, or conceal any record or otherwise impede any official proceeding or investigation, either personally, in conjunction with, or by attempting to influence another person.

                           8.3      In the event of litigation, government
inquiry or investigation, we will designate a member of management that you should consult with to determine whether records should be produced.

                  9.       Reporting of Illegal or Unethical Behavior.

                           9.1      Covered persons have a duty to adhere to
this Code and all other Company policies and to report any suspected violations of this Code or any other illegal or unethical behavior to, or when in doubt to consult with, your manager or the Compliance Officer. If you do not believe that talking to your manager is appropriate, or if doing so does not result in a response with which you are comfortable, then you should discuss the matter with another member of management, or in the case of accounting or auditing issues, a member of the Audit Committee of the Board of Directors.

                           9.2      If asked, the Company will keep your name
confidential unless this would violate the Law or our responsibilities to others or make adequate investigation of the matter impracticable.

                  10.      Protection Against Retribution.

                           10.1     The Company will not tolerate retaliation
against anyone who reports a violation or possible violation of this Code in good faith. Any person who takes any action whatsoever in retaliation against any employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include termination.

                  11.      Administration and Waiver of Code of Ethics.

                           11.1     This Code of Ethics shall be administered
and enforced by the Human Resources Department. Any questions and further information regarding this Code of Ethics should be directed to the Manager of the Human Resources Department/ Compliance Officer.

                           11.2     Appropriate disciplinary penalties for
violations of this Code may include counseling, reprimand, warning, suspension (with or without pay), demotion, salary reduction and termination of employment.

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                           11.3     The Human Resources Department will be
responsible for affirming compliance with this Code of Ethics by all covered persons. Each covered person will be required to sign a certificate that he or she has read and understands the provisions of this Code.

                  12.      Waivers.

                           12.1     Covered persons are expected to follow this
Code at all times. Generally, there should be no waivers to this Code of Ethics, however, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Human Resources Department with the advice of senior management and/or the Audit Committee as appropriate; provided, however, that waivers for directors and executive officers may be determined only by the Board of Directors who shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics with respect to any director or executive officer. Any waiver, and the grounds for such waiver, approved by the Board of Directors with respect to any director or executive officer shall be promptly disclosed to stockholders, not later than in the Company's next periodic report.

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                               ACKNOWLEDGEMENT OF

                          UNI-MARTS INC. CODE OF ETHICS

         Each covered person should become familiar with this Code, adhere to the standards and restrictions set forth in this Code, and conduct himself or herself in accordance with this Code in order to avoid even the appearance of impropriety.

         Please sign the following acknowledgement and return to the Human Resources Department for insertion in your personnel file.

                           "I have received my copy of the Uni-Marts, Inc. Code
                  of Ethics. I agree that I have read and understand the provisions of this Code"

__________________________                 _____________________________________
Print Name                                 Office, Region or Store Number

__________________________                 _____________________________________
Signature                                  Date

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